Registration Statement No.333-264388
Filed Pursuant to Rule 424(b)(3)

Amended and Restated Pricing Supplement dated October 3, 2024 to the
Pricing Supplement dated September 20, 2024 to the Prospectus dated May 26, 2022, the Prospectus Supplement dated May 26, 2022 and the Product Supplement dated September 20, 2024

US$30,737,000*
Senior Medium-Term Notes, Series I
Market Linked Notes due September 27, 2027
Linked to the common shares of Everest Group, Ltd.

●The return you receive on the notes will be based on the performance of the common shares of Everest Group, Ltd. (the “Reference Asset”) from the Initial Level to the Final Level (each as defined below). The Initial Level is not equal to the closing level on the Pricing Date. Your return on the notes may be more favorable if the Initial Level were equal to the closing level on the Pricing Date.

●You will only receive a positive return if the Alternative Redemption Amount is greater than your initial investment. The Alternative Redemption Amount will be equal to Share Exchange Amount (2.06591765, subject to adjustment by the calculation agent and as may be modified for any ordinary dividend that is higher or lower than the applicable base dividend) multiplied by the Final Level of the Reference Asset.

●The Conversion Premium Amount is 1.24, corresponding to a conversion premium of 24%. Accordingly, the payment at maturity will not exceed $1,000 per note unless the Final Level exceeds the Initial Level by more than 24%.

●Investing in the notes is not equivalent to a direct investment in the Reference Asset.

●The notes do not bear interest.

●The terms of your notes will be adjusted for any ordinary dividend that is higher or lower than the applicable base dividend (specified below for each calendar quarter).

●The notes will not be listed on any securities exchange.

●All payments on the notes are subject to the credit risk of Bank of Montreal.

●The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

●The CUSIP number of the notes is 06369ND57.

●Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

●The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:

Pricing Date: Trade Date	September 20, 2024 September 20, 2024 (original notes), October 1, 2024 (October 1 additional notes), October 3, 2024 (October 3 additional notes)	Valuation Dates:	September 16, 2027, September 17, 2027 and September 20, 2027 (the “Final Valuation Date”)
Settlement Date:	September 27, 2024 (original notes), October 2, 2024 (October 1 additional notes) October 4, 2024 (October 3 additional notes)	Maturity Date:	September 27, 2027

	Price to Public†	Agent’s Commission1†	Proceeds to Bank of Montreal1†
Per Note Total	100% $30,738,081.80	0.00% $0.00	100.00% $30,738,081.80

1 The Issuer and BMOCM agreed on the Pricing Date to allow BMOCM to purchase up to an additional $3,047,000.00 principal amount of notes after the Pricing Date, provided that any such purchases must settle on or before the 12th calendar day following the Settlement Date. Any such additional notes will be sold to BMOCM, and BMOCM will sell such additional Notes to the public, at varying prices equal to the then prevailing market price which shall be determined based on the price at which Bank of Montreal and/or one or more of its affiliates are then willing to repurchase notes in the secondary market. For the avoidance of doubt, such price will reflect any market-making premium that Bank of Montreal and/or any of its affiliates are offering in the secondary market at such time, and, as a result, the price of the notes at such time will exceed the estimated value of the notes based on Bank of Montreal’s internal models. For the avoidance of doubt, the October 1 additional notes and October 3 additional notes are part of the additional $3,047,000.00 principal amount of notes that the Issuer and BMOCM agreed BMOCM could purchase after the Pricing Date.

† The “Price to Public” and “Proceeds to Bank of Montreal” reflect that the original notes were sold at a price of $1,000 per note (100.00% of the principal amount per note), the October 1 additional notes were sold at a price of $1,004.40 per note (100.44% of the principal amount per note) and the October 3 additional notes were sold at a price of $1,003.40 per note (100.34% of the principal amount per note).

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the Pricing Date, based on the terms set forth above, the estimated initial value of the notes is $977.30 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

*This pricing supplement relates to $30,465,000 of notes that traded on September 20, 2024 (the “original notes”), $157,000.00 of notes that traded on October 1, 2024 (the “October 1 additional notes”) and $115,000.00 of notes that traded on October 3, 2024 (the “October 3 additional notes”). Except where noted herein, the terms of the original notes and the additional notes are the same, and the term “notes” means the original notes and the additional notes collectively.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Asset:	The common shares of Everest Group, Ltd. (ticker symbol "EG"). See "The Reference Asset" below for additional information.
Payment at Maturity:

Unless an Extraordinary Event has occurred, investors will receive at maturity, for each $1,000 in principal amount of the notes, equal to:

-If the Alternative Redemption Amount is greater than $1,000, a number of shares equal to the Share Exchange Amount (or, at our election, the cash equivalent). Fractional shares will be paid in cash.

-If the Alternative Redemption Amount is less than or equal to $1,000, the principal amount of S1,000.

Alternative Redemption Amount: [23]	The Alternative Redemption Amount will equal the Share Exchange Amount multiplied by the Final Level.
Share Exchange Amount: [23]	2.06591765, which is equal to the Unadjusted Share Amount divided by the Conversion Premium Amount.
Unadjusted Share Amount: [23]	2.56173788, which is equal to the principal amount per note of $1,000 divided by the Initial Level.
Conversion Premium Amount: [23]

1.24. The Conversion Premium Amount corresponds to a conversion premium of 24%. Accordingly, the payment at maturity will not exceed $1,000 per note unless the Final Level exceeds the Initial Level by more than 24%

Initial Level:[23]

$390.36. The Initial Level is an intraday level of the Reference Asset on the Pricing Date. The Initial Level is not equal to the closing level on the Pricing Date, and your return on the notes may be more favorable if the Initial Level were equal to the closing level on the Pricing Date.

Final Level:	The arithmetic average of the closing levels of the Reference Asset on each Valuation Date.
Pricing Date:	September 20, 2024
Trade Date:	September 20, 2024 (original notes), October 1, 2024 (October 1 additional notes) and October 3, 2024 (October 3 additional notes)
Settlement Date:	September 27, 2024 (original notes), October 2, 2024 (October 1 additional notes) and October 4, 2024 (October 3 additional notes)
Valuation Dates:[1]	September 16, 2027, September 17, 2027 and September 20, 2027 (the “Final Valuation Date”)
Maturity Date:[1]	September 27, 2027
Ordinary Dividend Adjustments:	Applicable
Base Dividend:

With respect to each calendar quarter (ending on the last day of March, June, September and December of each year, provided however, that the first calendar quarter shall begin on the settlement date and the final calendar quarter shall end on the Final Valuation Date), $2.00.

Physical Settlement:

Applicable. Unless you notify the Issuer of your affirmative election to receive shares of the Reference Asset by 4:00 p.m. New York time on the business day immediately preceding the first Valuation Date, the Issuer will deliver the cash equivalent (as of the Final Valuation Date) of any shares due to you under the notes. You or your broker must deliver notice via email to investor.solutions@bmo.com. If your broker will deliver notice on your behalf, you must deliver a request to your broker using a method acceptable to your broker and in accordance with any applicable deadlines or procedures that your broker may set. The Issuer or BMOCM must acknowledge receipt of the properly completed exchange instruction in order for your election to be effective.

Notwithstanding any election you may make, we may elect to deliver payment in cash in lieu of shares if a Physical Delivery Disruption Event occurs.

Extraordinary Event:	Applicable
Calculation Agent:	BMOCM
Selling Agent:	BMOCM

1 Subject to the occurrence of a market disruption event, as described in the accompanying product supplement.

2 As determined by the calculation agent and subject to adjustment in certain circumstances. See "General Terms of the Notes" in the product supplement for additional information.

3 As may be adjusted for any regular cash dividends that exceed or fall short of base dividend as described under "General Terms of the Notes" in the product supplement.

Additional Terms of the Notes

You should read this document together with the product supplement dated September 20, 2024, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated September 20, 2024:
https://www.sec.gov/Archives/edgar/data/927971/000183988224030144/bmo_424b2-18246.htm

Prospectus supplement and prospectus dated May 26, 2022:
https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

This amended and restated pricing supplement amends and restates the pricing supplement dated September 20, 2024 (as previously amended by the amended and restated pricing supplement dated October 1, 2024) in its entirety. We refer to this amended and restated pricing supplement as the “pricing supplement.”

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

●Your investment in the notes may result in a loss. — The return on the notes is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Alternative Redemption Amount is greater your initial investment. The return on the notes will be positive only if the Alternative Redemption Amount is greater than your initial investment. Because the Share Exchange Amount used to calculate the Alternative Redemption Amount incorporates a conversion premium, the Alternative Redemption Amount will exceed the principal amount per note only if the performance of the Reference Asset is sufficiently positive to overcome the effect of the conversion premium. You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the Reference Asset at such time is equal to or greater than its Initial Level.

●Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes may be less than the return you could earn on other investments. The notes do not provide for interest payments. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Asset. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

●Your ability to elect physical settlement is limited. —In order to receive shares of the Reference Asset at maturity, you must also follow the procedures described herein. Failure to follow such procedures may render your request ineffective and, accordingly, the Issuer will not deliver shares of the Reference Asset at maturity. If you successfully elect to receive shares at maturity, the value of the shares you receive on the Maturity Date may be worth less than the amount of cash you would have otherwise received due to fluctuations in price between the Valuation Dates and the Maturity Date.

●Adjustments to account for regular quarterly dividends that are less than the target cash dividend may adversely affect your return on the notes. — The amount that you are entitled to receive with respect to the notes will be subject to adjustment if the issuer of the Reference Asset pays regular quarterly dividends that are higher or lower than the applicable base dividend, as we describe under “General Terms of the Notes—Antidilution Adjustments—Ordinary Dividends” in the product supplement. Whether the Initial Level of a Reference Asset will be adjusted for any particular regular quarterly dividend and whether the adjustment will be upward or downward will depend on the regular quarterly dividend for each quarter. It is impossible to predict whether and to what extent the issuer of the Reference Asset will pay dividends that are higher or lower than the base dividend for any given calendar quarter or whether the issuer of the Reference Asset will continue to pay dividends at all. Any adjustment to the Initial Level of the Reference Asset as a result of an ordinary dividend could adversely affect your potential return on, and the value of, the notes. Whether the issuer of the Reference Asset will pay dividends and, if so, the amounts of such dividends, is in its sole discretion and beyond our control. You will not receive any dividends that may be paid by the issuer of the Reference Asset.

●Your return on the notes may be negatively effected if an Extraordinary Event occurs. — If an Extraordinary Event occurs, your payment at maturity will be limited to the principal amount per note and you will no longer have the opportunity to participate in any positive performance of the Reference Asset. Additionally, even though holders would receive the Extraordinary Event Amount, such amount is expected to be insignificant and may be zero. Accordingly, if an Extraordinary Event occurs, you are unlikely to receive more than the principal amount per note. The payment you receive at maturity will not exceed the principal amount, and your return on the notes may be zero.

Risks Related to the Reference Asset

●Owning the notes is not the same as owning shares of the Reference Asset or a security directly linked to the Reference Asset. — The return on your notes will not reflect the return you would realize if you actually owned shares of the Reference Asset or a security directly linked to the performance of the Reference Asset and held that investment for a similar period. Your notes may trade quite differently from the Reference Asset. Changes in the level of the Reference Asset may not result in comparable changes in the market value of your notes. Even if the level of the Reference Asset increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the level of the Reference Asset increases. In addition, any dividends or other distributions paid on the Reference Asset will not be reflected in the amount payable on the notes.

●You will not have any shareholder rights. —Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Reference Asset.

●Single equity risk. — The level of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and the issuer of the Reference Asset (the “Reference Asset Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the Reference Asset Issuer. We are not affiliated with the Reference Asset Issuer and are not responsible for the Reference Asset Issuer’s public disclosure of information, whether contained in SEC filings or otherwise. We have not undertaken any independent review or due diligence of the SEC filings of the Reference Asset Issuer or of any other publicly available information regarding the Reference Asset Issuer.

●You must rely on your own evaluation of the merits of an investment linked to the Reference Asset. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the level of the Reference Asset. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Reference Asset. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Reference Asset at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Reference Asset from multiple sources, and you should not rely on the views expressed by our affiliates.
Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

General Risk Factors

●Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

●Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Reference Asset and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

●Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

●Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the Pricing Date is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Asset , dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

●The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

●Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.

●Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

●Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of the Reference Asset, futures or options relating to the Reference Asset or other derivative instruments with returns linked or related to changes in the performance on the Reference Asset. We or our affiliates may also trade in the Reference Asset or instruments related to the Reference Asset from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.

●Many economic and market factors will influence the value of the notes. — In addition to the level of the Reference Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

●U.S. taxpayers will be required to pay taxes on the notes each year. — The notes will likely be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a United States holder (as defined in the accompanying prospectus), you generally will be required to pay taxes on ordinary income over the term of the notes based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain you may recognize on the sale or maturity of the notes will be ordinary income. Any loss you may recognize upon the sale of the notes will generally be ordinary loss to the extent of the interest you included as income in the current or previous taxable years in respect of the notes and thereafter will be capital loss.

Please read carefully the section entitled "U.S. Federal Tax Information" in this pricing supplement, the section entitled "Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled

"United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity, assuming an Extraordinary Event has not occurred. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Share Exchange Amount of 8, a hypothetical Unadjusted Share Amount of 10, a hypothetical Conversion Premium Amount of 1.25, a range of hypothetical Final Levels and the effect on the payment at maturity.

The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive at maturity will depend upon the Final Level of the Reference Asset. You may lose some or all of the principal amount at maturity.

Hypothetical Final Level	Hypothetical Final Level Expressed as a Percentage of the Initial Level	Alternative Redemption Amount	Hypothetical Payment at Maturity*
200.00	200.00%	$1,600.00	$1,600.00
180.00	180.00%	$1,440.00	$1,440.00
160.00	160.00%	$1,280.00	$1,280.00
140.00	140.00%	$1,120.00	$1,120.00
130.00	130.00%	$1,040.00	$1,040.00
125.00	125.00%	$1,000.00	$1,000.00
120.00	120.00%	$960.00	$1,000.00
115.00	115.00%	$920.00	$1,000.00
110.00	110.00%	$880.00	$1,000.00
105.00	105.00%	$840.00	$1,000.00
100.00	100.00%	$800.00	$1,000.00
80.00	80.00%	$640.00	$1,000.00
60.00	60.00%	$480.00	$1,000.00
40.00	40.00%	$320.00	$1,000.00
20.00	20.00%	$160.00	$1,000.00
0.00	0.00%	$0.00	$1,000.00

* Represents the cash value of any shares (if physical settlement is elected) as of the Valuation Date. If we deliver shares of the Reference Asset on the Maturity Date, the actual value received and your total return on the notes on the Maturity Date will depend on the value of the Reference Asset on the Maturity Date.

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Reference Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 80.00, corresponding to an Alternative Redemption Amount of $640. Because the Alternative Redemption Amount is less than $1,000.00, an the investor receives a payment at maturity of $1,000.00 per $1,000.00 in principal amount of the notes.

Example 2: The level of the Reference Asset increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 130.00, corresponding to an Alternative Redemption Amount of $1,040.00. Because the Alternative Redemption Amount is greater than $1,000.00, an the investor receives a payment at maturity equal to the Alternative Redemption Amount of $1,040.00 per $1,000.00 in principal amount of the notes.

Example 3: The level of the Reference Asset increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 120.00, corresponding to an Alternative Redemption Amount of $960.00. Because the Alternative Redemption Amount is less than $1,000.00, an the investor receives a payment at maturity of $1,000.00 per $1,000.00 in principal amount of the notes. The Alternative Redemption Amount is less than $1,000.00 even though the Final Level is greater than the Initial Level because of the effect of the Conversion Premium Amount.

U.S. Federal Tax Information

We intend to treat the notes, and in the opinion of our counsel, Mayer Brown LLP, the notes should be treated, as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Please see the discussion in the product supplement dated September 20, 2024 under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Indebtedness—Where the Term of the Notes Exceeds One Year,” which applies to the notes. For purposes of that discussion, in the case of physical settlement at maturity, you will recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the shares of the Reference Asset (plus the amount of any cash in lieu of fractional shares) you receive at such time and your adjusted basis in the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

 BMOCM will purchase the notes from us at the purchase price set forth on the cover hereof. BMOCM has agreed to resell all of the notes to the public at the issue price to public set forth on the cover hereof. The Issuer and BMOCM agreed on the Pricing Date to allow BMOCM to purchase up to an additional $3,047,000.00 principal amount of notes after the Pricing Date, provided that any such purchases must settle on or before the 12th calendar day following the Settlement Date. Any such additional notes will be sold to BMOCM, and BMOCM will sell such additional Notes to the public, at varying prices equal to the then prevailing market price which shall be determined based on the price at which Bank of Montreal and/or one or more of its affiliates are then willing to repurchase notes in the secondary market. For the avoidance of doubt, such price will reflect any market-making premium that Bank of Montreal and/or any of its affiliates are offering in the secondary market at such time, and, as a result, the price of the notes at such time will exceed the estimated value of the notes based on Bank of Montreal’s internal models. For the avoidance of doubt, the additional notes are part of the additional $3,047,000.00 principal amount of notes that the Issuer and BMOCM agreed BMOCM could purchase after the Pricing Date.

We will deliver the notes on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

 We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

 You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the notes.

 BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

 For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

Additional Information Relating to the Estimated Initial Value of the Notes

 Our estimated initial value of the notes on the Pricing Date that is set forth on the cover hereof, equals the sum of the values of the following hypothetical components:

●a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

●one or more derivative transactions relating to the economic terms of the notes.

 The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date was determined based on the market conditions on the Pricing Date.

The Reference Asset

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Reference Asset Issuer and the Reference Asset Issuer will have no obligations with respect to the notes. This document relates only to the notes and does not relate to the shares of the Reference Asset. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the Reference Asset in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described below and that would affect the trading price of the shares of the Reference Asset, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Asset could affect the price of the shares of the Reference Asset on the Valuation Dates, and therefore could affect the payments on the notes.

The selection of the Reference Asset is not a recommendation to buy or sell the shares of the Reference Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Reference Asset. Information provided to or filed with the SEC under the Exchange Act and the Investment Company Act of 1940 relating to the Reference Asset may be obtained through the SEC’s website at http://www.sec.gov.

We encourage you to review recent levels of the Reference Asset prior to making an investment decision with respect to the notes.

Everest Group, Ltd. is a Bermuda-based reinsurance and insurance organization. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15731, or its CIK Code: 0001095073. Its common shares are listed on the New York Stock Exchange under the ticker symbol “EG.”

Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated May 26, 2022, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated May 26, 2022.

In the opinion of Mayer Brown LLP, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated herein, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, Mayer Brown LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed above. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank of Montreal and other sources as to certain factual matters, all as stated in the legal opinion of Mayer Brown LLP dated May 26, 2022, which has been filed with the SEC as an exhibit to a report on Form 6-K by the Bank of Montreal on May 26, 2022.

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